Exhibit 99.1

News Release For more information, please contact: Investor Relations: Dexter Congbalay 224-306-1535 Dexter.Congbalay@lambweston.com Media: Shelby Stoolman 208-424-5461 shelby.stoolman@lambweston.com

Lamb Weston Names Peter J. Bensen to Board of Directors

EAGLE, ID (Dec. 20, 2017) — Lamb Weston Holdings, Inc. (NYSE: LW) announced today the appointment of Peter J. Bensen to its Board of Directors, effective Dec. 20, 2017.  Mr. Bensen served as McDonald’s Corporation’s Chief Administrative Officer from March 2015 until his retirement in September 2016 and prior to that, as its Chief Financial Officer since January 2008.

“Pete is another strong addition to our outstanding Board,” said Tom Werner, President and CEO, Lamb Weston. “His exceptional industry knowledge and deep financial and global operational experience will be a tremendous asset to our business.”

“On behalf of the Board, I am pleased to welcome Pete as a Director,” said W.G. Jurgensen, Chairman. “Pete’s skills and perspective will complement our Board’s capabilities as we grow Lamb Weston.”

Mr. Bensen retired from McDonald’s Corporation, a leading global foodservice retailer, after a distinguished 20-year career.  He most recently served as McDonald’s Corporation’s Chief Administrative Officer from March 2015 until September 2016.  He also served as McDonald’s Corporation’s Corporate Senior Executive Vice President and Chief Financial Officer from May 2014 through February 2015, and Corporate Executive Vice President and Chief Financial Officer from January 2008 through April 2014.  Prior to joining McDonald’s Corporation in 1996, Mr. Bensen was a senior manager for Ernst & Young LLP.  Mr. Bensen is a Trustee of the John G. Shedd Aquarium in Chicago, IL and a Director of Ronald McDonald House Charities of Chicagoland & Northwest Indiana.

About Lamb Weston

Lamb Weston is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 60 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for our customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.